Exhibit 4.24

EXA CORPORATION

2011 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose

The Exa Corporation Employee Stock Purchase Plan is intended to provide a method whereby employees of the Company will have an opportunity to acquire an ownership interest (or increase an existing ownership interest) in the Company through the purchase of shares of the Stock of the Company. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)	“Committee” shall mean the Compensation Committee of the Board.

(d)	“Company” shall mean Exa Corporation.

(e)	“Compensation” shall mean the base salary of an Employee reportable on Form W-2, including an Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable from income pursuant to Section 125 of the Code.

(f)	“Designated Subsidiary” shall mean any Subsidiary of the Company that has been designated by the Committee to participate in the Plan.

(g)	“Employee” shall mean any person who is customarily employed at least 20 hours per week and more than five months in a calendar year by the Company or any Designated Subsidiary.

(h)	“Exercise Date” shall mean the last Trading Date of each Offering Period, unless determined otherwise by the Committee.

(i)	“Fair Market Value” on any given date shall mean the closing price per share of the Stock on such date as reported by such registered national securities exchange on which the Stock is listed; provided, that, if there is no trading on such date, Fair Market Value shall be deemed to be the closing price per share on the last preceding date on which the Stock was traded. If the Stock is not listed on any registered national securities exchange, the Fair Market Value of the Stock shall be determined in good faith by the Committee.

(j)	“Offering Period” shall mean a period of approximately six months beginning on an Offering Commencement Date and ending on the Exercise Date for such period, or such other period as determined by the Committee.

(k)	“Offering Commencement Date” shall mean the first Trading Date of each Offering Period, unless determined otherwise by the Committee.

(l)	“Option Price” shall mean the purchase price of a share of Stock hereunder as provided in Section 7(b) hereof.

(m)	“Plan” shall mean the Exa Corporation 2011 Employee Stock Purchase Plan.

(n)	“Stock” shall mean the common stock, $0.001 par value per share, of the Company

(o)	“Subsidiary” shall mean any present or future corporation which is or would constitute a “subsidiary corporation” as that term is defined in Section 425 of the Code.

(p)	“Trading Date” shall mean a date on which national stock exchanges are open for trading.

3.	Eligibility

Any Employee (as defined in Section 2(g)) shall be eligible to participate in the Plan on the first Offering Commencement Date following the commencement of employment. Notwithstanding the foregoing, no Employee shall be granted an option under the Plan: (i) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary; for purposes of this Section the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee; or (ii) to the extent that such participant’s rights to purchase stock under all Section 423 employee stock purchase plans of the Company and any Subsidiary accrues at a rate which exceeds $25,000 worth of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

4.	Offering Periods

The Plan shall have Offering Periods commencing on or after January 1 and July 1 each year, or on such other dates as the Committee shall determine.

5.	Participation

An eligible Employee may become a participant in the Plan by completing a payroll deduction authorization form provided by the Company and filing it with the office of the Company’s payroll office ten days prior to each applicable Offering Commencement Date. Participation in any one or more of the offerings under the Plan shall neither limit, nor require, participation in any other offering.

6.	Payroll Deductions

(a) At the time a participant files his or her authorization for a payroll deduction, he or she shall elect to have payroll deductions made on each payday during any Offering Period in which he or she is a participant at a specified percentage of Compensation, expressed as a whole number percentage, not to exceed 15 percent.

(b) Payroll deductions for a participant shall commence with respect to the first Offering Period for which his or her authorization for a payroll deduction becomes effective. Such authorization shall remain in effect for subsequent Offering Periods, unless the participant notifies the Company in writing to the contrary or withdraws from an Offering Period pursuant to Section 10(a) below.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any separate cash payment into such account.

(d) A participant may not increase or otherwise change his or her deduction percentage during an Offering Period. However, a participant may change the deduction percentage for any subsequent Offering Period by filing notice thereof with the Company prior to the Offering Commencement Date of such period . A participant may withdraw from the Plan at any time during the applicable Offering Period.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3 hereof, a participant’s payroll deductions may be decreased to zero percent at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant’s payroll deduction authorization at the beginning of the next Offering Period for which participation would be permissible under Section 423(b)(8) of the Code and Section 3 hereof, unless terminated by the participant as provided in Section 10 hereof.

7.	Grant of Option

(a) On the Exercise Date of each Offering Period, a participating Employee shall be deemed to have been granted an option to purchase a maximum number of shares of Stock equal to an amount determined by dividing 85% of the Fair Market value per share of the Stock on the applicable Exercise Date into an amount equal to the sum of (i) the payroll deductions that have been withheld for the account of the participating Employee during the applicable Offering period plus (ii) any amounts in the Employee’s account on the Offering Commencement Date that have been carried forward from prior Offerings pursuant to Section 8(b) hereof.

(b) The Option Price of the Stock purchased with payroll deductions made during each such Offering Period shall be 85% of the Fair Market Value of the Stock on the Exercise Date.

8.	Exercise of Option

(a) Unless a participant withdraws from the Offering Period pursuant to Section 10(a), his or her option for the purchase of Stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the Exercise Date applicable to such Offering Period for the purchase of the number of whole shares of Stock which the accumulated payroll deductions in his or her account at that time will purchase at the applicable Option Price (but not in excess of the number of shares for which options have been granted the employee pursuant to Section 7(a) hereof), and any excess in his or her account at that time will be returned to the participant.

(b) Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares shall be automatically carried forward to the next Offering Period unless the participant elects, by written notice to the Company, to have the excess cash returned to him or her.

9.	Delivery

As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange for the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise.

10.	Withdrawal

(a) Prior to the Exercise Date for an Offering Period, a participant may withdraw all but not less than all of the payroll deductions credited to his or her account under the Plan for such Offering Period by giving written notice to the Company. All of the participant’s payroll deductions credited to such account will be paid to him or her promptly after receipt of notice of withdrawal, without interest, and no further payroll deductions shall be made for such Offering Period.

(b) If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new payroll deduction authorization.

(c) A participant’s election not to participate in, or withdrawal from, any Offering Period will not have any effect upon such participant’s eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

11.	Termination of Employment

Upon a participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant, or, in the case of his or her death, to the person or persons entitled thereto under Section 15 below.

12.	Interest

No interest shall accrue or be paid on the payroll deductions of a participant in the Plan.

13.	Stock

(a) The maximum number of shares of Stock available for issuance and purchase by employees under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, shall be 3,000,000 shares.

(b) If the total number of shares for which options are exercised on any Exercise Date exceeds the maximum number of shares for the applicable Offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in an equitable manner, and the balances of payroll deductions credited to the account of each participant under the Plan shall be returned to the participant.

(c) The participant will have no interest in stock covered by his or her option until such option has been exercised.

14.	Administration

The Plan shall be administered by the Committee. The interpretation and construction of any provision of the Plan and adoption of rules and regulations for administering the Plan shall be made by the Committee. Determinations made by the Committee with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives.

15.	Designation of Beneficiary

A participant may file with the Company a written designation of a beneficiary who is to receive any Stock and/or cash under the Plan in the event of the participant’s death whether subsequent to an Exercise Date on which the option is exercised but prior to the issuance of shares, or in the event of a participant’s death prior to exercise of an option. Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver any such Stock and/or cash to the executor or administrator of the estate of the participant.

16.	Transferability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect.

17.	Use of Funds

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.	Effect of Changes in Stock

If the Company shall subdivide, combine or otherwise reclassify the Stock which has been or may be optioned under this Plan, or shall declare thereon any dividend payable in shares of such Stock, or shall take any other action of a similar nature affecting such Stock, then the number and class of shares of Stock which may thereafter be optioned (in the aggregate and to any participant) shall be adjusted accordingly and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the Option Price per share shall be adjusted to such extent as shall be determined by the Committee, with the approval of independent public accountants and counsel, to be necessary to preserve the rights of the holder of such option.

19.	Merger or Consolidation

In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) which shall be prior to the date of the proposed sale or merger. The Company shall notify each participant, in writing, at least five days prior to the New Exercise Date, (i) that the Exercise Date has been changed to the New Exercise Date, and (ii) that the participant’s option shall be exercised automatically on the New Exercise Date unless the participant withdraws from the Offering Period, pursuant to Section 10(a), prior to the New Exercise Date.

20.	Amendment or Termination

The Board or the Committee may at any time terminate or amend the Plan in any respect, except that any amendment to increase the aggregate number of shares reserved under the Plan (except pursuant to Section 18) shall require approval of the shareholders of the Company. Without limiting the foregoing, the Board or the Committee may, at any time, terminate the Plan and refund (without interest) amounts in participants’ accounts or shorten any ongoing or future Offering Period.

21.	No Right to Employment

Neither eligibility to participate in nor participation in the Plan shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Designated Subsidiary to terminate employment of any Employee.

22.	Notices

All notices or other communications by a participant to the Company pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by the Company.

23.	Effective Date and Term of Plan

The Plan shall become effective when approved by the shareholders of the Company. The Plan shall continue in effect for ten (10) years following the date of such approval, unless terminated earlier by the Board or the Committee.

24.	Conditions Upon Issuance of Shares

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of shares pursuant thereto shall comply with all applicable federal, state and foreign laws, rules and regulations, and the requirements of any stock exchange upon which the shares may then be listed.

25.	Governing Law

The Plan shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts and any applicable provisions of the Code.

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